November 21, 2001

Centrex Inc.
8908 S. Yale Ave., Suite 409
Tulsa, OK 74137

Ladies and Gentlemen:

         You have requested my opinion with respect to certain matters in connection with the filing by Centrex Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 260,000 shares of the Company's Common Stock, $0.001 par value pursuant to the Guise consulting agreement and (ii) up to three million (3,000,000) share of the Company's Common Stock, $0.001 par value to be issued pursuant to the exercise of common stock options to be granted under the Centrex Inc's First Amended Employee Incentive Stock Option Plan.

         In connection with this opinion I have examined the Registration Statement and related Prospectus, the Company's Articles of Incorporation and By-Laws, Employee Incentive Stock Option Plan and such other documents, records certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold and issued in accordance with the Guise Consulting Agreement and issued and exercised pursuant to the Employee Incentive Stock Option Plan, will be validly issued, fully paid and nonassessable.

         I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.



                                         Very Truly Yours,


                                         /s/ Ronald C. Kaufman
                                         --------------------------------------
                                         Kaufman & Associates, PLLC